Exhibit 99.1

Bryn Mawr Bank Corporation

FOR RELEASE: IMMEDIATELY	Frank Leto, President, CEO
FOR MORE INFORMATION CONTACT:	610-581-4730
David Takats, CFO
610-581-4801

Bryn Mawr Bank Corporation Announces Private Placement of

$30 Million of 4.75% Subordinated Notes Due 2025 and

Stock Repurchase Plan

BRYN MAWR, Pa., August 6, 2015 - Bryn Mawr Bank Corporation (NASDAQ: BMTC) (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), today announced that it has completed a private placement to certain institutional accredited investors of $30 million in aggregate principal amount of 4.75% fixed-to-floating subordinated notes (the “Notes”) which have been assigned an investment grade rating of BBB+ by Kroll Bond Rating Agency (“Kroll”). The Notes are non-callable for five years, and have a stated maturity of August 15, 2025. They will bear interest at a fixed rate of 4.75% until August 14, 2020, and thereafter will bear interest, until maturity or early redemption, at a variable rate that will reset quarterly to a level equal to the then current 3-month LIBOR plus 306.8 basis points.

The Notes were issued at the holding company level, and have been structured to qualify as Tier 2 capital under regulatory guidelines. The Corporation intends to use the proceeds from the sale for general corporate purposes including share repurchases, funding of the termination of the Corporation’s pension plan, possible acquisitions and organic growth.

“We are extremely proud of the vote of confidence the market has signaled by achieving an initial 4.75% interest rate on our subordinated debt, which we understand to be the lowest rate ever achieved in a BBB range Kroll-rated subordinated debt issuance with a 10 year maturity,” Frank Leto, President and Chief Executive Officer of the Corporation commented. “This offering, along with the recent decisions of our Board of Directors to approve a new stock repurchase plan and terminate our frozen pension plan, are part of our ongoing capital planning strategies. The pension plan termination will alleviate volatility and unpredictability that we have recently experienced in our earnings as a result of this defined benefit plan. Having made these strategic moves, we believe we are in a strong position to increase our earnings per share, and to enhance our Tier 2 regulatory capital position.”

The Corporation also announced today that the Board of Directors has authorized a stock repurchase program under which the Corporation can repurchase up to 1,200,000 shares, which represents 6.8% of its currently outstanding common stock, from time to time at an aggregate purchase price not to exceed $40 million. The repurchases may be made on the open market or in privately negotiated transactions. The program announced today will become effective upon the completion of the Corporation’s existing 2006 stock repurchase program, which is expected to occur next week.

Sandler O’Neill + Partners, L.P. acted as placement agent for the private offering of Notes. Stradley Ronon Stevens & Young, LLP served as issuer’s counsel, and Goodwin Procter LLP served as placement agent’s counsel.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Corporation has agreed to exchange the privately placed notes for registered notes having substantially the same terms, and to file a registration statement with the Securities and Exchange Commission in connection therewith.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

FORWARD LOOKING STATEMENTS AND SAFE HARBOR

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may,” “would,” “should,” “could,” “will,” “likely,” “possibly,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “potentially,” “probably,” “outlook,” “predict,” “contemplate,” “continue,” “plan,” “forecast,” “project,” “are optimistic,” “are looking,” “are looking forward” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks and uncertainties. A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, that the integration of Continental Bank Holdings, Inc.’s business with the Corporation may take longer than anticipated or be more costly to complete and that the anticipated benefits, including any anticipated cost savings or strategic gains may be significantly harder to achieve or take longer than anticipated or may not be achieved, our need for capital, our ability to control operating costs and expenses, and to manage loan and lease delinquency rates; the credit risks of lending activities and overall quality of the composition of our loan, lease and securities portfolio; the impact of economic conditions, consumer and business spending habits, and real estate market conditions on our business and in our market area; changes in the levels of general interest rates, deposit interest rates, or net interest margin and funding sources; changes in banking regulations and policies and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; changes in accounting policies and practices; the inability of key third-party providers to perform their obligations to us; our ability to attract and retain key personnel; competition in our marketplace; war or terrorist activities; material differences in the actual financial results, cost savings and revenue enhancements associated with our acquisitions; and other factors as described in our securities filings. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as updated by our subsequently filed quarterly and other reports.

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